Exhibit 10.20

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), dated December 18, 2019, is made by and among Cedar Fair, L.P., a publicly traded Delaware limited partnership, Cedar Fair Management, Inc., an Ohio corporation (“Cedar Fair Management”), Magnum Management Corporation, an Ohio corporation (“Magnum”), and Matthew A. Ouimet (the “Executive”).

WHEREAS, Cedar Fair, L.P. is affiliated with several corporations and partnerships including, without limitation, Cedar Fair Management and Magnum (collectively, “Cedar Fair” or the “Company”);

WHEREAS, Cedar Fair Management manages the day-to-day activities of, and establishes the long-term objectives for, Cedar Fair;

WHEREAS, the Company has successfully completed its Chief Executive Officer transition, and the Board of Directors of Cedar Fair Management (the “Board”) has determined that it is in the best interests of all stakeholders to effectuate an orderly and seamless transition from the outgoing Executive Chairman of the Board (“Executive Chairman”), Executive, to the newly appointed non-employee Chairman of the Board, Daniel J. Hanrahan;

WHEREAS, the Board has further determined that this objective can best be achieved by Executive continuing to remain on the Board as a non-employee director through the expiration of Executive’s current director’s term and until Executive’s respective successor is duly elected and qualified, and the Board and Executive desire to move forward with a mutually agreed upon structural transition;

WHEREAS, Cedar Fair, L.P., Cedar Fair Management, Magnum and Executive are parties to that certain Employment Agreement, dated October 4, 2017 (the “Employment Agreement”), and Section 12.3 of the Employment Agreement requires any amendment of the Employment Agreement to be in writing and signed by the parties thereto; and

WHEREAS, the Board and Executive intend and agree that, effective 11:59 P.M. Eastern on December 31, 2019 (the “Effective Time”), this Agreement shall amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.Definitions. Capitalized terms used and not defined in this Agreement have the respective meanings assigned to them in the Employment Agreement.

2.Transition of Board Chair Role and End Date for Executive’s Employment. As of the Effective Time, Executive shall cease to be employed by the Company, and shall cease to serve as the Chairman of the Board and as an officer of the Company and any of its Affiliates, but Executive will continue to remain in service on the Board as a non-employee director through the expiration of Executive’s current director term and until Executive’s respective successor is duly elected and qualified (the “Transition”). The Company and Executive hereby waive any rights to prior notification of the Transition and acknowledge that the Employment Period will end as of the Effective Time and that Executive shall not be entitled to receive Base Salary, benefits or other compensation as an employee or officer of the Company from and after the Effective Time. Notwithstanding anything to the contrary in the Employment Agreement, including Section 8.5 thereof, the termination of Executive’s employment in connection with the Transition shall not be considered a resignation by Executive or a termination of Executive’s employment without Cause, and Executive shall not be required to resign from the Board.

3.Treatment of Executive’s Outstanding Incentive Compensation. The Company and Executive agree that the following provisions shall replace and apply in lieu of Sections 6.1, 6.2 and 6.3 of the Employment Agreement:

3.1.Annual Cash Incentive Compensation. Notwithstanding anything to the contrary contained in the Employment Agreement and the Company’s cash incentive compensation plans, including the Company’s Omnibus Plan and any award thereunder, any cash incentive compensation earned under Executive’s outstanding cash incentive award with respect to the 2019 calendar year (the “2019 Cash Incentive Award”), but unpaid as of the Effective Time, shall be payable to Executive at the same time that other senior executives of the Company receive bonus payments with respect to the 2019 calendar year as if Executive had continued to be employed by the Company. Executive shall be required to remain in continuous service to the Company as a non-employee director through the date of payment in order to be entitled to payment of the 2019 Cash Incentive Award. Except as expressly provided herein, the terms of the 2019 Cash Incentive Award that were previously approved by the Company’s compensation committee, including Executive’s performance objectives, payout levels as a percentage of the target award, and percentage of Base Salary that may be earned for the 2019 Cash Incentive Award, shall remain in full force and effect, and the final payout amount will be determined based on the actual level of performance achieved consistent with the Company’s standard payout calculation.

3.2.	Long-Term Equity Incentive Compensation.

3.2.1.Restricted Unit Awards. Notwithstanding anything to the contrary contained in the Employment Agreement, the Company’s Omnibus Plan and any applicable award agreements or declarations, Executive shall not forfeit any of Executive’s outstanding restricted units as a result of the Transition. Instead, the vesting of Executive’s outstanding restricted units shall be subject to the Executive maintaining continuous service as a non-employee director of the Board throughout the applicable restricted period, and any restrictions on the outstanding restricted units shall lapse upon Executive’s completion of such continuous service throughout the applicable restricted period.

3.2.2.Performance Unit Awards. Notwithstanding anything to the contrary contained in the Employment Agreement, the Company’s Omnibus Plan and any applicable award agreement, Executive shall not forfeit any of Executive’s outstanding performance units under Executive’s 2017-2019 Performance Award (the “2017-2019 Performance Award”) as a result of the Transition. Instead, the vesting of Executive’s 2017-2019 Performance Award shall be subject to Executive’s continuous service as a non-employee director of the Board through the payment date of the 2017-2019 Performance Award, and such continuous service as a director through the payment date shall satisfy any continuous employment requirement of the 2017-2019 Performance Award. Except as expressly provided herein, the terms of the 2017-2019 Performance Award Agreement, including Executive’s performance objectives, target and maximum number of potential performance units, payout levels as a percentage of the target award and payment date provisions, shall remain in full force and effect, and the final payout amount will be determined based on the actual level of performance achieved consistent with the Company’s standard payout calculation.

3.3.Option Awards. Notwithstanding anything to the contrary contained in the Employment Agreement, the Company’s incentive compensation plans, including the Company’s Omnibus Plan, and any applicable award agreement, the Transition shall not constitute a “Separation from Service” as defined under the applicable plan or award agreements. The option award agreements with respect to Executive’s outstanding option award agreements are hereby amended to provide that a “Separation from Service” as used therein shall mean termination of service on the Board as a non-employee director.

3.4.Accrued and Unpaid Amounts; No Other Severance. Within thirty (30) days following the Effective Time, Executive shall be entitled to (i) payment of Executive’s accrued and unpaid Base Salary, (ii) reimbursement of expenses under Section 7 of the Employment Agreement, and (iii) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance), in each case accrued as of the Effective Time. Executive hereby acknowledges and agrees that, other than the payments and awards described in this Section 3, Executive shall not be entitled to any other payments or severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

4.Condition to Payment. All payments due to Executive under this Agreement which are not otherwise required by law shall be payable only if Executive delivers to the Company and does not revoke a general release of all claims in the form attached as Exhibit A hereto (the “Release”). The Release shall not be executed or delivered by Executive until on or after January 1, 2020. The Release shall be executed and delivered (and no longer subject to revocation) no later than the first payment date of the awards contemplated in Section 3 hereof. After the Release has been executed and delivered, it shall not be subject to revocation except as specifically set forth in Section 3.a.iv of the Release. Failure to timely execute and return such Release or revocation thereof shall be a waiver by Executive of Executive’s right to payments due under this Agreement, which are not otherwise required by law. In addition, those payments shall be conditioned on Executive compliance with Section 8 and Section 9 of the Employment Agreement.

5.Termination of the Employment Agreement. Subject to the survival provisions contained in the Employment Agreement and the Release, as of the Effective Time, the Employment Agreement shall terminate and shall no longer be in force and effect.

6.	Miscellaneous.

6.1.Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Ohio, without regard to the conflicts of law provisions thereof.

6.2.Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

6.3.Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings, term sheets and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

6.4.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Cedar Fair, L.P.

By: Cedar Fair Management, Inc., its General Partner

By:     /s/ Richard A. Zimmerman
Name:    Richard A. Zimmerman
Title:     President and Chief Executive Officer

Cedar Fair Management, Inc.

By:     /s/ Richard A. Zimmerman
Name:     Richard A. Zimmerman
Title:     President and Chief Executive Officer

Magnum Management Corporation

By:     /s/ Richard A. Zimmerman
Name:     Richard A. Zimmerman
Title:     President and Chief Executive Officer

EXECUTIVE

    /s/ Matthew A. Ouimet
Matthew A. Ouimet

Date: December 18, 2019

[Signature Page]

Exhibit A
Release
See attached.